UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2010

IDENIX PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

60 Hampshire Street Cambridge, MA	02139
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 995-9800

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c), (d), (e) Jean-Pierre Sommadossi resigned from his positions as Chairman of the Board, President and Chief Executive Officer of Idenix Pharmaceuticals, Inc. (the “Company”) on October 28, 2010. In connection with Dr. Sommadossi’s resignation, the Company plans to enter into an agreement (the “Separation Agreement”) with Dr. Sommadossi. The Separation Agreement is expected to provide that Dr. Sommadossi will receive severance benefits commensurate with the severance benefits payable to him upon a covered termination under the Employment Agreement between Dr. Sommadossi and the Company, dated as of May 6, 2003, as amended (the “Employment Agreement”). The severance benefits due to Dr. Sommadossi for a covered termination under the Employment Agreement aggregate approximately $2.3 million, include an option grant of approximately 330,000 shares and provide for the acceleration of all unvested options. The payment of the severance benefits, the option grant and the acceleration of unvested options are subject to Dr. Sommadossi executing a release on behalf of the Company.

On October 28, 2010, the Board of Directors (the “Board”) of the Company appointed Ronald C. Renaud, Jr., age 41, to serve as President and Chief Executive Officer of the Company, effective immediately, and, in connection therewith, appointed Mr. Renaud as a Director of the Company. Mr. Renaud will not serve on any standing committee of the Board.

Mr. Renaud has served as the Company’s Chief Financial Officer and Treasurer since June 2007 and Chief Business Officer since June 2010. Prior to joining Idenix in 2007, Mr. Renaud served as Senior Vice President and Chief Financial Officer of Keryx Biopharmaceuticals, Inc. (“Keryx”), a biopharmaceutical company, from February 2006 to May 2007. Mr. Renaud was a senior research analyst and global sector coordinator for JP Morgan Securities from May 2004 until February 2006, where he was responsible for the biotechnology equity research effort, covering all ranges of capitalized biotechnology companies. He also spent more than 5 years at Amgen, where he held positions in clinical research, investor relations and finance. Mr. Renaud holds a B.A. from St. Anselm College and an M.B.A. from the Marshall School of Business at the University of Southern California.

Daniella Beckman, the Company’s Corporate Controller, will serve as the Company’s interim Chief Financial Officer. Ms. Beckman joined the Company in March 2008. From March 2006 to March 2008, Ms. Beckman held positions at Coley Pharmaceutical Group, most recently as Corporate Controller. Prior to Coley, Ms. Beckman held positions at Biogen Idec from September 2004 through March 2006 as well as PricewaterhouseCoopers from September 2000 through 2004. Ms. Beckman holds a B.A. from Boston University. She is also a Certified Public Accountant, or CPA.

In connection with the appointment of Mr. Renaud, the Company will enter into an employment letter with him (the “Renaud Agreement”). The Renaud Agreement is expected to provide that Mr. Renaud will be entitled to receive an annual base salary in the amount of $450,000, which amount will be annually reviewed for increase, but not decrease, at the discretion of our Board of Directors. Mr. Renaud will also be entitled to receive an annual cash performance bonus in a target amount equal to 60% of his base salary if, in the discretion of our Board of Directors, annually established performance criteria are satisfied. The actual bonus may range from zero to 200% of the target amount.

On October 28, 2010, Mr. Renaud was granted options to purchase 300,000 shares of Idenix common stock pursuant to the Idenix Pharmaceuticals, Inc. 2005 stock incentive plan. The stock options have an exercise per share equal to $4.28 per share, representing the average of the opening and closing price of our common stock on the date of grant, as reported by The NASDAQ National Market. The options will vest ratably over a 48 month period beginning on October 31, 2010. The Renaud Agreement will also provide that Mr. Renaud is eligible to participate in all benefit plans Idenix provides generally to its senior level executives.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: November 2, 2010

By:      /s/Maria Stahl
Maria Stahl
Senior Vice President and General Counsel